Exhibit 2.1

ASSET PURCHASE AGREEMENT

between and among

MRI NETWORK HOLDINGS, LLC,

MANAGEMENT RECRUITERS INTERNATIONAL, INC.,

MRI INTERNATIONAL, LLC,

MRI CONTRACT STAFFING, LLC

“Sellers”,

BERT MILLER

“Sellers’ Representative”,

and

HQ SNELLING CORPORATION

“Buyer”

Dated:

November 16, 2022

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 16, 2022, is entered into between and among MRI NETWORK HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MANAGEMENT RECRUITERS INTERNATIONAL, INC., a Delaware corporation (“MRI, Inc.”), MRI INTERNATIONAL, LLC, a Florida limited liability company (“MRI Intl.”) and MRI CONTRACT STAFFING, LLC, an Ohio limited liability company (“MRI Staffing” and, collectively with Holdings, MRI, Inc., and MRI Intl., “Sellers”), and BERT MILLER, an individual as Sellers Representative (“Sellers Representative”), on the one hand, and HQ SNELLING CORPORATION, a Delaware corporation (“Buyer”), on the other hand. A party to this Agreement may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers are engaged in the business of franchising service providers that specialize in providing permanent and temporary recruitment and staffing services to customers (the “Business”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the certain assets and specified liabilities of the Business specifically set forth in this Agreement subject to the terms and conditions set forth herein; and

WHEREAS, a portion of the purchase price payable by Buyer to Sellers shall be placed in escrow by Buyer, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CONSTRUCTION AND DEFINITIONS

Section 1.01    Construction. For purposes of this Agreement, unless otherwise expressly provided herein: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender and the neutral gender; (d) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is not exclusive; and (f) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties to this Agreement participated equally in its drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 1.02    Definitions. The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.02(a).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Advertising Fund” means the Marketing and Public Relations Fund and all similar funds collected from Franchisees and maintained and administered by Sellers for the purposes of maintaining, administering, directing, conducting, and preparing marketing, public relations, meeting support, and/or promotional programs and materials, supporting technology, and any other activities which Sellers believe will enhance the image of the MRINetwork and provide the tools, resources and support enabling a franchised business to drive and execute their own unique marketing plans.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Escrow Agreement, and the other agreements, instruments, and documents required to be delivered at the Closing.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010 (Bribery Act 2010), all applicable local laws of all foreign jurisdictions in which any Seller or any Franchisee of the Sellers operates or has operated, and any other anti-corruption Law or regulation applicable to the Business Operations or any Seller.

“Assigned Contracts” has the meaning set forth in Section 2.01(f).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Base Purchase Price” has the meaning set forth in Section 2.05(a).

“Base Purchase price Closing Cash Adjustments” has the meaning set forth in Section 2.05(a).

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in Charleston, South Carolina are authorized or required by Law to be closed for business.

“Business Operations” means all operations reasonably necessary to carry out the Business of any Seller, including without limitation, the Contract Staffing Support and the Permanent Placement Support, in a manner substantially similar to that prior to the Effective Time, excluding all operations which are required to be performed by People 2.0 under the terms of the People 2.0 Service Agreement.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Franchisee Royalty Payment” has the meaning set forth in Section 2.12

“Buyer Fundamental Representations” has the meaning set forth in Section 7.03(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Prepaid Expenses and Deposits Payment” has the meaning set forth in Section 2.14.

“Cash” means all cash and cash equivalents (including marketable securities and short-term investments) of the Seller.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Date Franchisee Commission Payments” has the meaning set forth in Section 2.13(b).

“Closing Payment” has the meaning set forth in Section 2.05(b).

“Closing Indebtedness Certificate” means a certificate executed by the Seller certifying on behalf of the Seller an itemized list of all outstanding Seller Indebtedness as of the open of business on the Closing Date, the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Settlement Statement” has the meaning set forth in Section 2.05(c).

“Closing Transaction Expenses Certificate” means a certificate executed by Seller certifying the amount of Transaction Expenses remaining unpaid as of the Effective Time (including an itemized list of each such unpaid Transaction Expenses with a description of the nature of such expense and the Person to whom such expense is owed).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Assignment of Rights” means a collateral assignment of rights under asset purchase agreement whereby, among other things, Buyer will assign its rights pursuant to this Agreement to Truist Bank.

“Confidentiality Agreement” means the portions entitled Exclusivity, Governing Law and Venue, and Confidentiality of the Letter of Intent dated September 12, 2022 by HireQuest, Inc. and MRI Network Holdings, LLC.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, partnerships, and all other agreements, commitments, and legally binding arrangements, whether written or oral, documented or undocumented.

“Contract Staffing Support” means the business operations of the Sellers that support the recruitment and placement by Franchisees and other third parties of temporary employees with customers of Franchisees or those third parties.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Drop-Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Earnout Amount” with respect to the Earnout Period shall be calculated as follows:

(i)    Zero, if the Earnout Revenue is less than 95% of the TTM Earnout Revenue; and

(ii)    $500,000, if the Earnout Revenue is equal to or greater than 95% of the TTM Earnout Revenue.

“Earnout Payment Objection Notice” has the meaning set forth in Section 2.15(b).

“Earnout Payment Statement” has the meaning set forth in Section 2.15(b).

“Earnout Period” shall mean the Closing Date through the one (1) year anniversary of the Closing Date.

“Earnout Revenue” means all Included Revenue booked by Buyer during the Earnout Period.

“Effective Time” means 12:01 a.m. Eastern Daylight Time on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Substance; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision, or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.07.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(vii).

“Escrow Amount” means $800,000.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(f).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Excluded Permits” has the meaning set forth in Section 2.02(i).

“Excluded Personal Property” has the meaning set forth in Section 2.02(j).

“FDD Documents” has the meaning set forth in Section 4.18(b).

“Final Closing Date Balance Sheet” means an accurate and complete balance sheet prepared by Sellers utilizing GAAP consistently applied and dated as of the Closing Date.

“Final Escrow Release Amount” means, as of the Final Escrow Release Date, an amount equal to the balance of the Escrow Account, together with any interest thereon, reduced, but not below $0, by the amount of any claims made by Buyer Indemnified Parties against the Escrow Account that are pending and unresolved as of such date in accordance with this Agreement and the Escrow Agreement.

“Final Escrow Release Date” means the date that is twelve (12) months immediately following the Closing Date.

“Financial Statements” has the meaning set forth in Section 4.04.

“Franchise Agreements” means all Contracts related to terms and conditions of the relationship between Sellers and their Franchisees including, without limitation, those related to licensure of Intellectual Property, royalty payments and there abatement, term and renewal obligations, transfer and assignment rights, and territories including options, rights of first refusal, and termination of rights.

“Franchisee” has the meaning set forth in Section 4.12(a).

“Fundamental Representations” has the meaning set forth in Section 7.03(a).

“Franchisee Vendors” has the meaning set forth in Section 4.15(a).

“Franchisee Vendor Discount Agreement” has the meaning set forth in Section 4.15(a).

“Fundamental Cap” has the meaning set forth in Section 8.04(c).

“Funds Flow Memorandum” has the meaning set forth in Section 2.05(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Cap” has the meaning set forth in Section 8.04(a).

“Government Contracts” has the meaning set forth in Section 4.08(a)(vi).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, consent order, assurance of discontinuance, notice of violation, offer of settlement, settlement agreement, settlement order, or award entered by or with any Governmental Authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Included Revenue” means all revenue generated by or arising from (1) the Revenue Generating Assigned Contracts, including all revenue generated or arising from staffing contracts executed or procured after the Effective Time by existing franchisees and (2) the prospective franchisees scheduled on Schedule 1.02 (Included Revenue) of the Disclosure Schedules under Revenue Generating Assigned Contracts.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.15(c).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means any and all rights, title, or interest in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (b) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (c) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); and (d) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”).

“Intellectual Property Rights” means all Intellectual Property that is owned or licensed by a Seller and used or held for use in the conduct of the Business Operations as currently conducted.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Escrow Release Amount” means, as of the Interim Escrow Release Date, an amount equal to one-half (1/2) of the Escrow Amount, reduced, but not below $0, by the amount of any claims made by Buyer Indemnified Parties against the

“Interim Escrow Release Date” means the date that is six (6) months immediately following the Closing Date.

“Internal Employees” means all employees who currently work in an executive, managerial, sales, marketing, accounting, administrative, or other operations capacity for the Sellers, and who are not People 2.0 Employees.

“IP Assigned Contracts” has the meaning set forth in Section 2.01(f).

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Bert Miller, Nancy Halverson, and Jeffrey Todd Simpson, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, exemplary, consequential, incidental, direct or special damages, except to the extent actually awarded to a Governmental Authority or other third party or resulting from fraud or willful misconduct.

“Material Adverse Effect” means any event, occurrence, fact, condition or change (except that this transaction shall not constitute an event, occurrence, fact, condition or change) that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects, or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Material Customers” has the meaning set forth in Section 4.13(a).

“Material Franchisees” has the meaning set forth in Section 4.13(a).

“Material Staffing Customers” has the meaning set forth in Section 4.13(a).

“Material Seller Vendors” has the meaning set forth in Section 4.13(b).

“Member” means each of Michael Bitar, Vernon Davis, Michael Castleman, Joseph Mullings, and Todd Simpson.

“Member Non-Solicitation Agreement” means the Member Non-Solicitation Agreement attached hereto as Exhibit A.

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“People 2.0” means People 2.0 Global, LLC and all of its Affiliates.

“People 2.0 Employees” means all employees of People 2.0 who have been assigned to work for clients originated by Franchisees or third parties pursuant to the applicable contract between the company and applicable Sellers, and in accordance with the People 2.0 Service Agreement.

“People 2.0 Service Agreement” means that certain Master Agreement between People 2.0 and Sellers, dated as of September 9, 2019, and all amendments thereto, which regards employees of People 2.0.

“Permanent Placement Support” means the business operations of the Sellers that support the recruitment by Franchisees of candidates for permanent placement with clients of Franchisees.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities including, without limitation, all registrations required to offer and sell franchises in any jurisdiction.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Permitted Encumbrances” means:

(a)    Encumbrances for current period Taxes not yet due and payable;

(b)    inchoate Encumbrances arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen’s, carrier’s, employee’s, contractor’s and operator’s Encumbrances arising in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith;

(c)    minor defects, irregularities in title, easements, rights of way, zoning regulations, restrictive covenants, servitudes and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably expected to have, a materially adverse effect on the ability of the Seller to use such property in the manner previously owned or used by the Seller, (ii) materially impair the value of such property, or (iii) do not prohibit or interfere with the current operation of any real property or other Purchased Asset;

(d)    Encumbrances that will be terminated at or prior to the Closing.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the applicable percentage set forth opposite such Seller’s name on Schedule II hereto.

“Proration Payments” has the meaning set forth in Section 2.11(a).

“Proration Reconciliation Statement” has the meaning set forth in Section 2.11(b).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Registered Intellectual Property” has the meaning set forth in Section 4.11(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Restricted Business” means engaging in the business of (1) franchising service providers that specialize in providing permanent and temporary recruitment and staffing services to customers, and (2) offering services to franchisees which support their ability to provide such temporary staffing services to their customers.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Revenue Generating Assigned Contracts” has the meaning set forth in Section 2.01(d).

“SEC” has the meaning set forth in Section 6.09.

“Seller” has the meanings set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(g).

“Seller Delivered Agreements” has the meaning set forth in Section 10.12(b).

“Seller Fundamental Representations” has the meaning set forth in Section 7.02(a).

“Seller Indebtedness” means, without duplication and with respect to any Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except those services relating to the upcoming 2023 Pacesetter event; (c) long or short-term obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations under any interest rate, currency swap, or other hedging agreement or arrangement; (e) capital lease obligations (which, for clarity does not include Sellers’ obligations under real property leases or with respect to the Excluded Personal Property, which items do not constitute Seller Indebtedness); (f) reimbursement obligations under any letter of credit, banker’s acceptance, or similar credit transactions; (g) guarantees made by any of the Sellers on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); (h) any unforgiven amount received pursuant to the Paycheck Protection Program or other CARES Act program; (i) Sellers PTO Obligation; and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Intellectual Property” has the meaning set forth in Section 4.11(a).

“Sellers’ Prepaid Expenses and Deposits” means all prepaid charges, sums, fees, expenses, advances, and deposits (including security deposits), paid by Sellers relating to any of the Purchased Assets and Assumed Liabilities prior to the Closing Date.

“Sellers PTO Obligation” means the amount set forth in Schedule 1.02 (Sellers PTO Obligation) of the Disclosure Schedules.

“Sellers’ Representative” is defined in the Preamble.

“Sellers’ Representative Fund” means $25,000.

“Seller Transferred Employee Commission Payment” has the meaning set forth in Section 2.13(a).

“Stimulus Funds” has the meaning set forth in Section 4.24.

“System Requirements” has the meaning set forth in Section 4.12(f).

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, VAT, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means all areas within fifty miles of any location in which the Business is conducted as of the Closing Date.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trademark Assignment Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by or payable by any Seller at or prior to the Closing to service providers (including any accountants, counsel, brokers, or investment advisory firms) in connection with the preparation, negotiation and execution of this Agreement and the performance and consummation of the transactions contemplated hereby and (b) the payments payable to employees or officers of Seller pursuant to Contracts in place prior to the Effective Time as a result of the consummation of the transaction contemplated herein.

“Transferred Employee Pre-Closing 2022 Bonuses” has the meaning set forth in Section 6.05(b)(i).

“Transferred Employees” has the meaning set forth in Section 6.05(a).

“TTM Earnout Revenue” shall mean the revenue generated by the Revenue Generating Assigned Contracts excluding the Revenue Generating Assigned Contracts terminated prior to the Closing Date in the trailing twelve (12) months prior to the Closing Date, as calculated on Schedule X herein.

“Vendor Assigned Contracts” has the meaning set forth in Section 2.01(e).

“Work in Progress” means all rights to payment for services performed prior to the Effective Time, but which are not invoiced until after the Effective Time.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances except Permitted Encumbrances, all of Sellers’ right, title, and interest in and to the Purchased Assets in exchange for Buyer’s assumption of the Assumed Liabilities and the consideration specified in Section 2.05. The “Purchased Assets” means the following assets as of the Effective Time:

(a)    all tangible personal property, including, without limitation, all computers and technology related equipment currently utilized by Transferred Employees, other than the Excluded Personal Property;

(b)    all marketing materials;

(c)    subject to applicable Law, a true and accurate copy of all books, records, files, lists, data, and documents of any kind whatsoever, whether in hard copy or on computer tapes or disks, relating to the Business Operations of Sellers including, without limitation, all information related to amounts collected for contribution to and amounts charged against the Advertising Fund, all customer lists, data, and information, franchisee lists, data, and information, employee, independent contractor, corp-to-corp contractor, and applicant lists, data, and information, and information related to pricing and pay rates;

(d)    all Contracts of Sellers with customers and Franchisees including, without limitation, all Franchise Agreements, contract staffing agreements, including those contract staffing agreements with non-Franchisees, and ancillary agreements related to any of the foregoing (collectively, the “Revenue Generating Assigned Contracts”);

(e)    those Contracts of Sellers with vendors and other service providers as set forth on Section 2.01(e) of the Disclosure Schedules (the “Vendor Assigned Contracts”)

(f)    all Sellers’ Intellectual Property and related licenses and Contracts, including, but not limited to, those set forth on Section 2.01(f) of the Disclosure Schedules (collectively, the “IP Assigned Contracts”, and with the Revenue Generating Assigned Contracts and Vendor Assigned Contracts, the “Assigned Contracts”), and all telephone, telecopy, fax numbers, email listings, domain names, and email addresses of Sellers;

(g)    all Permits of Sellers (other than the Excluded Permits), including all login rights, user names, passwords, and other internet credentials associated therewith, which are assignable under applicable Law;

(h)    all claims of any Seller against third parties relating to the Purchased Assets;

(i)    all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties to the extent related to the Purchased Assets or the Assumed Liabilities;

(j)    all Franchisee royalties that Buyer reimbursed Sellers for pursuant to Section 2.12;

(k)    Sellers’ Prepaid Expenses and Deposits that Buyer reimbursed Sellers for pursuant to Sections 2.11 and 2.14;

(l)    all restrictive covenant and other similar agreements with Internal Employees; and

(m)    the business and goodwill of Seller relating to the Purchased Assets.

Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any other assets, including, without limitation, the following assets (collectively, the “Excluded Assets”):

(a)    all accounts receivable and promissory notes due and owing to Sellers, including, but not limited, to those promissory notes set forth on Section 2.02(a) of the Disclosure Schedules (collectively, the “Accounts Receivable”), and all payments related to Work in Progress;

(b)    all rights of Seller under the Ancillary Documents;

(c)    all refunds in respect of Taxes for Pre-Closing Tax Periods and other deferred Tax assets;

(d)    all Cash and bank accounts of any Seller;

(e)    all real property interests including leased real property;

(f)    all Contracts of Sellers other than the Assigned Contracts (the “Excluded Contracts”);

(g)    [Intentionally Omitted]

(h)    all Employee Benefit Plans (and rights related thereto);

(i)    all Permits of Sellers that are not assignable (with or without consent) (the “Excluded Permits”);

(j)    all office supplies, furniture, office equipment, and other items of tangible personal property located at Sellers’ offices, other than computers and technology related equipment utilized by Transferred Employees, and all leased tangible personal property (the “Excluded Personal Property”);

(k)    Sellers’ qualifications to conduct business as legal entities and their federal taxpayer identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of Sellers as legal entities;

(l)    all insurance policies of Sellers;

(m)    all books and records of the Seller pertaining to Tax matters;

(n)    all claims or rights arising from or relating to the Excluded Assets or the Excluded Liabilities;

(o)    all Equity Interests of Sellers;

(p)    all rights to refunds for payments made prior to the Closing Date under the Purchased Assets and Assumed Liabilities.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, at Closing Buyer shall assume and agree to pay, perform, and discharge as and when due, all Liabilities in respect of the (a) Assigned Contracts, (b) Sellers’ Intellectual Property Rights with respect to Contracts disclosed on Section 2.01(f) of the Disclosure Schedules, (c) Assigned Permits, (d) the Advertising Fund, and (e) the upcoming 2023 Pacesetter event, but only to the extent that such Liabilities thereunder are required to be performed after the Effective Time, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default, tort, infringement, violation, including of any Law, by a Seller or any other condition, fact, or circumstance existing or occurring on or prior to the Effective Time (the “Assumed Liabilities”).

Section 2.04    Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (all Liabilities which are not Assumed Liabilities are the “Excluded Liabilities”). Seller shall pay and satisfy in due course all Excluded Liabilities (subject to the Baskets and Caps referenced in the following sentence) which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following; provided, however, that, with respect to any demand for indemnification made by Buyer pursuant to Article VIII, the below subsections (b), (d) through (f), (k) and (l) shall be subject to the applicable Baskets and Caps set forth within Section 8.04 herein:

(a)    any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers, and others and all other Transaction Expenses;

(b)    any Liability for (i) Taxes of Sellers (or any stockholder, member, or owner of a Seller) or relating to the Business Operations, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes of any Seller (or any stockholder, member, or owner of a Seller) that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.11; (iii) unpaid payroll Taxes of any Internal Employee; or (iv) other Taxes of Sellers for any Pre-Closing Tax Period (or any stockholder, member, or owner of a Seller) of any kind or description that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law;

(c)    any Liabilities relating to or arising out of the Excluded Assets;

(d)    any Liabilities in respect of any pending, threatened, or not-yet-threatened Action arising out of, relating to or otherwise in respect of the Purchased Assets or the operation of the Business to the extent such Action relates to the operation of the Purchased Assets or Business on or prior to the Effective Time including, without limitation, Actions related to, arising out of, or otherwise in respect of any actual or alleged violation of any Laws by any Seller or any of Sellers’ agents or employees;

(e)    any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(f)    any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors, or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, “golden parachutes,” phantom equity, accrued vacation, workers’ compensation, severance, retention, termination, or other payments arising and/or accruing prior to the Effective Time;

(g)    any trade accounts payable or other accrued liabilities of any Seller arising prior to the Effective Time;

(h)    any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of any Seller (including with respect to any breach of fiduciary obligations by same) to the extent arising prior to the Effective Time;

(i)    any Liabilities under the Excluded Contracts;

(j)    any Liabilities associated with, related to, or constituting any debt, loans, or credit facilities of the Business prior to Closing or of Seller owing to any Person including, without limitation, intercompany obligations, unforgiven amounts due and owing under the Paycheck Protection Program, and amounts owed to any financial institutions or Governmental Authorities and all other Seller Indebtedness;

(k)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances, or conditions existing on or prior to the Effective Time or otherwise to the extent arising out of any actions or omissions of any Seller;

(l)    all Closing Date Franchisee Commissions; and

(m)    any Liabilities arising out of, in respect of, or in connection with the failure by any Seller or any of their respective Affiliates to comply with any Law or Governmental Order.

Section 2.05    Purchase Price; Cash Payment.

(a)    The aggregate purchase price for the Purchased Assets shall be (A) Thirteen Million Dollars ($13,000,000) (the “Base Purchase Price”), minus (B) the Transaction Expenses, minus (C) the Seller Indebtedness, plus (D) the Proration Payments, if Buyer owes Seller funds per the calculation undertaken in Section 2.11, or minus the Proration Payments, if Seller owes Buyer funds per the calculation undertaken in Section 2.11, plus (E) the Buyer Franchisee Royalty Payment, minus (F) the Seller Transferred Employee Commission Payment, minus (G) the Transferred Employee Pre-Closing 2022 Bonuses, plus (H) the Buyer Prepaid Expenses and Deposit Payments (collectively, (B) through (G) are the “Base Purchase Price Closing Cash Adjustments”), plus (I) the contingent right to receive Earnout Payments pursuant to Section 2.15 (such net amount, the “Purchase Price”).

(b)    At the Closing, Buyer will pay to Sellers an amount equal to the Base Purchase Price, as adjusted by the Base Purchase Price Closing Cash Adjustments, less the Escrow Amount (such net amount, the “Closing Payment”), by wire transfer of immediately available funds to Sellers’ Representative, in accordance with the wire transfer instructions designated in writing by Sellers’ Representative (on behalf of Sellers) to Buyer in the Funds Flow Memorandum.

(c)    Immediately prior to Closing, Buyer and Sellers’ Representative shall execute and deliver a settlement statement that sets forth the calculation of the Closing Payment and each of the other payments to be made at Closing pursuant to this Article II (the “Closing Settlement Statement”). In addition, immediately prior to Closing, Buyer and Sellers’ Representative shall execute a funds flow memorandum (the “Funds Flow Memorandum”) setting forth agreed upon final payment amounts to be made by Buyer at Closing and wire instructions for each such payment and attaching thereto the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate each executed by the a duly authorized officer of Sellers along with all payoff and release letters related to any Seller Indebtedness and invoices or other supporting documentation evidencing the Transaction Expenses.

Section 2.06    Payment of Transaction Expenses and Seller Indebtedness. At the Closing, in addition to the payment of the Closing Payment, Buyer will pay, or cause to be paid, the Transaction Expenses and Seller Indebtedness, if any, on behalf of Sellers to the applicable service providers or creditors by wire transfer of immediately available funds in accordance with the invoices and payoff letters delivered to Buyer and the wire transfer instructions delivered to Buyer in writing prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Transaction Expenses and Seller Indebtedness shall remain at all times an Excluded Liability.

Section 2.07    Payment of Escrow Amount. At the Closing, in addition to the payment of the Closing Payment, Buyer will pay to the Escrow Agent the Escrow Amount, to be held in escrow in an account (the “Escrow Account”) and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement. All fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne one half by Sellers (as a Transaction Expenses) and one half by Buyer.

Section 2.08    Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached hereto as Schedule III (the “Allocation Schedule”). The Parties agree to be bound by the Allocation Schedule, and to act in accordance with the Allocation Schedule in the preparation of all financial statements, the filing of all Tax Returns (including the filing of Form 8594 for the taxable year that includes the Closing Date), and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

Section 2.09    Non-Assignable Assets; Consents.

(a)    Notwithstanding anything to the contrary in this Agreement and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance, or delivery, or attempted sale, assignment, transfer, conveyance, or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval, or waiver of a Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (including any Governmental Authority), and such consent, authorization, approval, or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance, or delivery, or an attempted sale, assignment, transfer, conveyance, or delivery, thereof; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. For a period of ninety (90) days following the Closing Date, Seller and Buyer shall use reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval, or waiver, or any release, substitution, or amendment required to novate all liabilities and obligations under any and all Purchased Assets or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all Parties to such arrangements; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution, or amendment is obtained, Seller shall sell, assign, transfer, convey, and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution, or amendment relates for no additional consideration. Applicable sales, transfer, and other similar Taxes in connection with such sale, assignment, transfer, conveyance, or license shall be paid in accordance with Section 6.11.

(b)    To the extent that any material Purchased Asset or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Sellers, to the maximum extent permitted by law, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits and all burdens thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits and burdens to Buyer until the earlier of (i) the date that the Purchased Asset or Assumed Liability is effectively transferred to Buyer, (ii) the date a new third party contract is obtained by Buyer regarding the Purchased Asset or Assumed Liability, or (iii) the ninetieth (90) day following the Closing Date, at which time the Purchased Asset or Assumed Liability shall be automatically removed as a Purchased Asset or Assumed Liability under this Agreement, and all obligations of Sellers under this Section 2.09(b) shall cease, without any adjustment to the Purchase Price on account thereof. To the maximum extent permitted under applicable law, Sellers shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.09, and Buyer shall promptly pay or reimburse Seller for any expenses or Liabilities thereunder which would constitute Assumed Liabilities hereunder.

Section 2.10    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.11    Proration of Liabilities.

(a)    To the extent that any Liabilities relating to the Purchased Assets relate to a time period that includes both a portion of time on or prior to the Effective Time and a portion of time after the Effective Time (including, but not limited to, all assessments, charges, Taxes, and other expenses (but excluding Franchisee royalties, Internal Employee and Franchisee commissions, and Seller Prepaid Expenses and Deposits, which are addressed in Section 2.12, Section 2.13, and Section 2.14 below)), the Parties will use their best efforts to prorate such items so that Liabilities arising from the Purchased Assets prior to the Effective Time will be the responsibility of Sellers, jointly and severally, and any Liabilities arising from the Purchased Assets on or after the Effective Time will be the responsibility of Buyer, provided that such Liabilities are required to be performed after the Effective Time, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty or other breach, default, tort, infringement, violation, including of any Law, by a Seller or any other condition, fact, or circumstance existing or occurring on or prior to the Effective Time. Schedule IV sets forth the agreed upon proration payments due under this Section 2.11, and the calculations thereof, to be made at the time of Closing (the “Proration Payments”). If accurate allocations as to such matters cannot be made at Closing because current bills and/or invoices are not obtainable, the Parties shall allocate such Liabilities at Closing on the best available information, subject to adjustment upon receipt of the final bills and/or invoices or other evidence of the applicable item of Liabilities. Nothing in this Section 2.11 shall be construed to supersede the provisions of Section 2.03 and Section 2.04 which shall govern in the case of any inconsistency.

(b)    A post-Closing reconciliation of prorated items (the “Proration Reconciliation Statement”) shall be prepared by the Parties within sixty (60) days after the Closing Date, and any undisputed net adjustment set forth within same shall be promptly paid to the entitled Party in a lump sum payment. Any amounts due under this Section 2.11(b) which cannot be determined within sixty (60) days after the Closing Date shall be reconciled as soon as such amounts can be determined. In the event of a dispute as to the Proration Reconciliation Statement adjustments (or any adjustment requests arising thereafter), the Parties shall conduct at least one (1) meeting in an attempt to negotiate and resolve such dispute in good faith. If the dispute has not been resolved within a reasonable period of time (not to exceed thirty (30) days of the meeting), the dispute shall be submitted to mediation by a mediator chosen from names of mediators furnished by the American Arbitration Association. Each party will pay one-half (1/2) the mediator’s fee. In the event that mediation is unsuccessful, the dispute shall be resolved in accordance with Section 10.09 herein.

Section 2.12    Proration of Franchisee Royalties. At the time of Closing, Buyer shall make a payment to Sellers via an increase to the Base Purchase Price representing the Parties’ agreed-upon good faith estimate of eighty-five percent (85%) of all Franchisee royalty payments due and owing to Sellers as of the Effective Time, which relate to the time period prior to the Effective Time. The agreed upon calculation of this estimate is set forth on Schedule V hereto (the “Buyer Franchisee Royalty Payment”).

Section 2.13    Payment and Proration of Commissions.

(a)    Internal Employee Commissions. Schedule VI sets forth the amount of all commissions which have been earned by Transferred Employees (through entry of new Franchise Agreements), but not yet paid by Sellers, as of the Closing Date, and the calculation of such amount. All such Transferred Employee commissions shall be paid to Buyer at the time of Closing via a deduction from the Base Purchase Price, and then paid to the respective Transferred Employees by Buyer post-Closing on the date such payment would be due to be paid by Sellers (the “Seller Transferred Employee Commission Payment”).

(b)    Franchisee Commissions. Schedule VII sets forth a good faith estimate of the amount of all commissions which have been earned by Franchisees (through the employment of People 2.0 Employees), but not yet paid by Sellers, as of the Closing Date, and the calculation of such amount (the “Closing Date Franchisee Commission Payments”). Notwithstanding anything in this Agreement to the contrary, the Parties agree that the obligation to pay the Closing Date Franchisee Commission Payments shall be treated as a retained liability of Sellers, to be paid by Sellers post-Closing as it collects the corresponding Accounts Receivable. For the avoidance of doubt, the Closing Date Franchisee Commission Payments shall not include any commissions generated from the employment of any People 2.0 Employee on or after the Effective Time, which payments shall be the sole obligation of Buyer.

Section 2.14    Reimbursement of Sellers’ Prepaid Expenses and Deposits. At Closing, Buyer shall reimburse Sellers for Sellers’ Prepaid Expenses and Deposits on an equal dollar-for-dollar basis via an increase to the Base Purchase Price. The agreed upon items and calculation of this amount is set forth on Schedule VIII attached hereto (the “Buyer Prepaid Expenses and Deposits Payment”). Any dispute as to any future and/or additional Seller claims for reimbursement of Sellers’ Prepaid Expenses and Deposits pursuant to this Section 2.14 shall be resolved in accordance with the procedure set forth in Section 2.11(b) herein.

Section 2.15    Earnout.

(a)    In addition to the amounts payable to Sellers pursuant to the other provisions of this Agreement, within five (5) days following the determination of the Earnout Revenue for the Earnout Period, Buyer shall pay (or cause to be paid) the Earnout Amount, if any, to the Sellers by wire transfer of immediately available funds to Sellers Representative using wire instructions designated in writing by the Sellers’ Representative.

(b)    As promptly as practicable, but in no event later than sixty days after the expiration of the Earnout Period, Buyer shall deliver to Sellers’ Representative Buyer’s calculation of the Earnout Revenue for the Earnout Period, accompanied by reasonable supporting documentation sufficient to enable Sellers’ Representative to verify the calculations contained therein (the “Earnout Payment Statement”). Sellers’ Representative and Sellers agree that such information would be considered material non-public information pursuant to the Securities Laws and that they shall keep such information strictly confidential and shall not transact, either directly or indirectly, in any securities of any Affiliate of Buyer as a result of receipt of the Earnout Payment Statement. If Sellers’ Representative notifies Buyer in writing that Sellers’ Representative objects to the amounts set forth within the Earnout Statement within forty five (45) days of its delivery, specifying in reasonable detail the nature and extent of any disagreement (as well as the disputed items or amounts in the Earnout Payment Statement) (the “Earnout Payment Objection Notice”), Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute, with Sellers’ Representative having full access to the books, records, information and personnel of Buyer necessary to verify the amounts set forth within the Earnout Payment Statement.

(c)     In the event that Sellers’ Representative and Buyer are unable to resolve Sellers’ Representative’s objections within thirty (30) days of Sellers’ Representative’s delivery of the Earnout Payment Objection Notice, each of Sellers’ Representative and Buyer will provide Moss Adams, LLP (or, if Moss Adams, LLP is unable or unwilling to serve, another nationally recognized accounting firm not affiliated with Sellers or Buyer that is mutually selected by Sellers’ Representative and Buyer) (the serving accounting firm being the “Independent Accountant”) with a statement of its position, and the Independent Accountant shall make a final determination as to same. The Independent Accountant’s decision as to any disputed amount or item set forth in the Earnout Statement Notice shall be within the range of amounts disputed by Buyer and Sellers’ Representative and an award binding on and shall be non-appealable by Buyer and Sellers’ Representative and enforceable in any court of record (absent fraud or manifest error). The fees and expenses of the Independent Accountant shall be allocated between Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the dollar amount of the disputed items not awarded to each Party bears to the total amount contested by such Party.

ARTICLE III
EXECUTION AND CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the Ancillary Documents shall take place at a closing (the “Closing”) to be managed by the electronic exchange of documents and, to the extent necessary, the prior physical exchange of certain other documents to be held in escrow by counsel to the recipient Party pending authorization by the delivering Party (or its counsel) of their release at Closing, to be held within three (3) Business Days of the date on which all of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions that, by their nature, are to be satisfied on the Closing Date, and subject to satisfaction or waiver of such conditions); or at such other time or on such other date as the Buyer and Sellers’ Representative mutually may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Parties will treat the Closing as being effective at the Effective Time.

Section 3.02    Closing and Post-Closing Deliverables.

(a)    At the Closing, Sellers shall deliver to Buyer the following:

(i)    a bill of sale substantially in the form of Exhibit B hereto (the “Bill of Sale”) duly executed by Sellers;

(ii)    an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) duly executed by Sellers;

(iii)    a trademark assignment agreement substantially in the form of Exhibit D hereto (the “Trademark Assignment Agreement”) duly executed by Sellers;

(iv)    payoff letters or other lien releases in a form acceptable to Buyer, in its sole discretion, with respect to any Person having an Encumbrance on any portion of the Purchased Assets, setting forth the amount, if any, required to be paid at Closing to terminate such Encumbrance, together with any related termination statements on Form UCC-3, such that Buyer shall acquire the Purchased Assets at Closing free and clear of all Encumbrances, except for Permitted Encumbrances;

(v)    the Seller Closing Certificate;

(vi)    the certificates of the Secretary or Assistant Secretary of each Seller required by Section 7.02(h) and Section 7.02(i);

(vii)    the Escrow Agreement in the form of Exhibit E hereto (the “Escrow Agreement”), duly executed by Sellers’ Representative;

(viii)    the Closing Settlement Statement, the Funds Flow Memorandum, the Closing Indebtedness Certificate, and the Closing Transaction Expenses Certificate each executed by Sellers;

(ix)    certified copies of the articles or certificate of incorporation of each Seller together with a good standing certificate for each Seller from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Seller is organized;

(x)    documents evidencing to Buyer, in Buyer’s sole discretion, forgiveness or other satisfaction of any Paycheck Protection Program loan received by any Seller;

(xi)    the Member Non-Solicitation Agreement executed by each Member;

(xii)    a duly executed copy of the Collateral Assignment of Rights; and

(xiii)    such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)    At the Closing, Buyer shall deliver to Sellers’ Representative the following:

(i)    the Closing Payment by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii)    the Assignment and Assumption Agreement duly executed by Buyer;

(iii)    the Trademark Assignment Agreement duly executed by Buyer;

(iv)    the Buyer Closing Certificate;

(v)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h);

(vi)    the Closing Settlement Statement and Funds Flow Memorandum;

(vii)    the Escrow Agreement duly executed by Buyer;

(viii)    Evidence reasonably satisfactory to Sellers of receipt by the Internal Employees set forth on Section 3.02(b)(viii) of the Disclosure Schedules of offers of employment from Buyer or its Affiliate, with terms in accordance with Section 6.05 herein.

(ix)    such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

(c)    At Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent, and shall pay the Transaction Expenses and Company Indebtedness as set forth in Article II.

(d)    Within thirty (30) days of the Closing Date, Sellers shall deliver to Buyer the Final Closing Date Balance Sheet.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer as follows:

Section 4.01    Organization, Good Standing, Foreign Qualification of Sellers. Each Seller is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization. Sellers have provided to Buyer true and complete copies of the Organizational Documents of each Seller, each as amended on or prior to the date of this Agreement and presently in effect. Sellers are duly qualified to do business and in good standing in each jurisdiction in which the nature of the Business Operations as now conducted or the character of the property owned or leased by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect. Sellers have all requisite corporate power and authority to own, operate or lease their respective properties and assets and to carry on the Business Operations as currently conducted.

Section 4.02    Authority of Sellers. Sellers have full corporate power and authority to enter into this Agreement and the Ancillary Documents, to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any Ancillary Document, the performance by Sellers of their obligations hereunder and thereunder and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each Ancillary Document has been duly executed and delivered by Sellers (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws, or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business, or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which any Seller is a party or by which any Seller or the Business is bound or to which any of the Purchased Assets are subject (including any assigned Material Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04    Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Sellers at December 31 in each of the years 2021, 2020, and 2019 and the related statements of income and retained earnings, stockholders’ equity for the years then ended (the “Audited Financial Statements”), and the internal financial statements consisting of the balance sheet of Sellers at October 23, 2022, and as of the end of the first, second, and third quarters of 2022, and the related statements of income and retained earnings, for the three, six, nine, and ten-month periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP consistently applied. The Financial Statements are based on the books and records of the Sellers, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and dated and the results of the operations of the Business for the periods indicated, provided that the Interim Financial Statements are subject to normal year-end adjustments and lack of footnotes (none of which adjustments or footnotes would be material in the aggregate) and other presentation items. The balance sheet of the Business as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date,” and the balance sheet of the Seller as of October 23, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

Section 4.05    Subsidiaries. Section 4.05 of the Disclosure Schedules sets forth, for each Seller, its name, jurisdiction of organization, form of organization, and classification for U.S. federal income tax purposes along with all of its subsidiaries.

Section 4.06    No Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business Operations required by GAAP to be shown on the Balance Sheet except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date as required by GAAP, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date. No Seller is a party to, or has any commitment to become a party to: (i) any joint venture, off balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among a Seller, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

Section 4.07    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice, and other than as set forth in Section 4.07 of the Disclosure Schedules, there has not been, with respect to Seller, any:

(a)    event, occurrence, or development that has had, or, to the Knowledge of Seller, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the charter, by-laws, or other organizational documents of the Seller;

(c)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)    split, combination, or reclassification of any shares of its capital stock or other unit of ownership;

(e)    issuance, sale, or other disposition of any of its capital stock or other unit of ownership, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other unit of ownership;

(f)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock other than in the ordinary course of business, or redemption, purchase, or acquisition of its capital stock or other unit of ownership;

(g)    material change in any Seller’s cash management practices;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    (i) transfer, assignment, sale, or other disposition of any of the assets shown or reflected in the Balance Sheet which either (A) were material to the Business Operations as conducted on the Balance Sheet Date, or (B) have a value in excess of $50,000 or (ii) cancellation of any debts or entitlements having a value in excess of $50,000;

(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property or IP Agreements;

(l)    abandonment or lapse of or failure to maintain in full force and effect any IP Registration;

(m)    material damage, destruction, or loss (whether or not covered by insurance) to its property;

(n)    any capital investment in, or any loan to, any other Person;

(o)    acceleration, termination, material modification to or cancellation of any Material Contract (except pursuant to the expiration or completion thereof);

(p)    material capital expenditures in excess of $50,000;

(q)    imposition of any Encumbrance (excluding Permitted Encumbrances) upon any of the Purchased Assets;

(r)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members, owners, or current or former directors, officers, and employees;

(s)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)    adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)    purchase, lease, or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)    action by any Seller to make, change or rescind any Tax election, amend any Tax Return, or take any position on any Tax Return, take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x)    any Contract to do any of the foregoing, or any action or omission that would result in any of the forgoing.

Section 4.08    Material Contracts.

(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts, arrangements, or agreements (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business Operations (the “Material Contracts”):

(i)    all Contracts with a Material Customer or Material Seller Vendor, which cannot be cancelled without penalty or without more than 60 days’ notice;

(ii)    all Contracts that provide for the indemnification of any Person (other than with respect to indemnification obligations under agreements entered into in the ordinary course of business) or the assumption of any Tax, environmental or other Liability of any Person;

(iii)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)    all employment agreements with Internal Employees and Seller Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 90 days’ notice;

(v)    except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(vi)    all Contracts with any Governmental Authority (“Government Contracts”);

(vii)    all Contracts with Material Customers and Material Seller Vendors that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)    all joint venture, partnership, or similar Contracts, other than the Franchise Agreements;

(ix)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Purchased Assets; and

(x)    all powers of attorney with respect to the Business or any Purchased Asset.

(b)    Each Material Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect, except to the extent that enforceability may be limited by applicable bankruptcy or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Neither Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been provided to Buyer. There are no material disputes pending or, or the Sellers’ Knowledge threatened under any Material Contract. Other than as set forth in Section 4.08(b) of the Disclosure Schedules, there are no pending negotiations with respect to the terms, renewal, or repudiation of any Material Contract.

Section 4.09    Title to Purchased Assets; Real Property. Sellers have good and valid title to all of the Purchased Assets free and clear of Encumbrances, except for Permitted Encumbrances. No Person, other than the Sellers, has any right, title, or interest in or to any of the Purchased Assets. Section 4.09 of the Disclosure Schedules contains a list of all real property leased by any Seller. Sellers do not own any real property.

Section 4.10    Sufficiency of Purchased Assets. The Purchased Assets are sufficient for the continued conduct of the Business Operations after the Closing in substantially the same manner as conducted prior the Closing and, together with all Permits, Intellectual Property Rights and Seller Vendor Contracts, constitute all of the rights, property, and assets necessary to conduct the Business Operations as currently conducted.

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications, internet domain names, websites, and social media accounts owned or operated by any Seller that are material to the conduct of the Business Operations of the Sellers (taken as a whole) (the “Registered Intellectual Property”). The Registered Intellectual Property, together with all other Intellectual Property Rights owned or used by any Seller that are material to the conduct of the Business Operations (collectively, the “Sellers’ Intellectual Property”), constitute all Intellectual Property Rights necessary for the continued operation of the Business Operations as currently conducted. Section 4.11(a) of the Disclosure Schedules contains a table specifying as to all Registered Intellectual Property, as applicable: (i) the title, mark, or design; (ii) the jurisdiction by or in which it has been issued, registered, or filed; (iii) the issue, registration, or filing date; (iv) the current status including the expiration date; the registration or application number; and (v) all classes to which a registration or application applies.

(b)    Sellers own all right, title and interest to, or currently possess valid licenses to use, as applicable, the Sellers’ Intellectual Property free and clear of all Encumbrances. With respect to owned Sellers’ Intellectual Property, Sellers are not restricted from transferring and conveying Sellers’ Intellectual Property free from all Encumbrances.

(c)    Except as disclosed in Section 4.11(c) to the Disclosure Schedules, Sellers have not been a party to any judicial or administrative proceeding alleging, nor have Sellers been notified of any allegation of, any infringement or misappropriation of any item of the Sellers’ Intellectual Property. To the Knowledge of Sellers, except as set forth on Section 4.11(c) of the Disclosure Schedules, there has been no infringement or misappropriation by any third party of any Sellers’ Intellectual Property. To the Knowledge of the Sellers, there has been no infringement or misappropriation by the Sellers of any Intellectual Property Rights of other Persons or any infringement or misappropriation by any other Person of any of the Sellers’ Intellectual Property.

(d)    Sellers have taken all necessary and appropriate action to protect all of their unregistered intellectual property including, without limitation, trade secrets.

(e)    Sellers have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business Operations. Except as set forth in Section 4.11(e) of the Disclosure Schedules, in the past three years, the Sellers have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Sellers’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12    Franchisees.

(a)    Section 4.12(a) of the Disclosure Schedules sets forth with respect to the Sellers each of the current franchisees of any Seller (each, a “Franchisee”) along with (i) the name, address, and contact information of each owner of any franchisee; (ii) the company and boutique name of each Franchisee; (iii) the principal operator of each Franchisee; (iv) the effective date and expiration date of each Franchisee; (v) territorial rights of each Franchisee including exclusivity, options, and rights of first refusal; (vi) the royalty and advertising fund rates for each Franchisee; and (vii) the amount of royalties paid by each Franchisee to any Seller each year for the past three (3) years, in each respect, as the terms of each Franchise Agreement, as amended, currently stand. True and complete copies of all Franchise Agreements have been provided to Buyer by Sellers. Other than as provided to Buyer by Sellers, there are no amending agreements, side letters, or other arrangements that affect the terms of the Franchise Agreements.

(b)    Other than as set forth on Section 4.12(b)(i) of the Disclosure Schedules, no Seller has received notice, and no Seller has reason to believe that any of the Franchisees has ceased, or intends to cease after Closing, to be a franchisee of Sellers or of Buyer or to otherwise rescind, terminate, abandon, improperly transfer, or not renew its Franchise Agreement.

(c)    All of the Franchise Agreements are freely assignable by Sellers to Buyer except as set forth in Section 4.12(c) of the Disclosure Schedules.

(d)    There are no Encumbrances on any of the Franchise Agreements, and Sellers have not pledged or assigned any right, title, or interest in or to the Franchise Agreements.

(e)    All of the Franchise Agreements are valid, binding, and enforceable, except to the extent that enforceability may be limited by applicable bankruptcy or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and, to the Knowledge of Sellers, except as set forth on Section 4.12(e) of the Disclosure Schedules, there are no existing breaches by any party. Except as set forth on Section 4.12(e) of the Disclosure Schedules, with respect to each Franchisee, no Seller has sent, received, or entered into any notice of default, royalty or advertising fund forbearance offer or arrangement, workout plan, or other similar arrangement. To the Knowledge of Sellers, no grounds currently exist for any party to a Franchise Agreement to terminate or rescind any Franchise Agreement.

(f)    To the Knowledge of Sellers, all Franchisees are currently in compliance with all system requirements imposed by any Seller including, without limitation, the terms of the Franchise Agreements, any operations manual, training materials, franchisor directives, and other similar standards imposed by the franchisor (collectively, the “System Requirements”). Sellers have consistently and appropriately maintained and enforced the System Requirements. There are no material inconsistencies between the System Requirements and the terms of any Franchise Agreement.

(g)    The Franchise Agreements, and all grants made thereunder, comply with applicable Laws including, without limitation, those Laws regulating the offering and sale of franchises. Sellers have complied in all material respects with all applicable Laws, including without limitation, all franchise and business relationship Laws, regarding the expiration, termination, and other non-renewal of prior franchise agreements to which any Seller was a party.

(h)    The execution and delivery of this Agreement and the transactions contemplated hereby and in the Ancillary Documents are not inconsistent with any provision of the Franchise Agreements and, other than as set forth in Section 4.12(h) of the Disclosure Schedules, will not give rise to any right of recission or termination of any of the Franchise Agreements.

(i)    Except as set forth in Section 4.12(i) there are no discrete or exclusive territories granted to Franchisees, and no Seller has, and to Sellers’ Knowledge, no third party has, sold, transferred, or conveyed any interest or franchise that infringes on the exclusive territory of any Franchisees including in relation to options to purchase and rights of first refusal. To Sellers’ Knowledge, no Franchisee is currently encroaching on the exclusive territory of any other Franchisee.

(j)    Sellers have no arrangements with any master franchisee, area developer, or similar Person.

Section 4.13    Material Franchisees, Customers, and Seller Vendors.

(a)    Section 4.13(a) of the Disclosure Schedules sets forth with respect to Sellers, (i) each Franchisee who has paid aggregate consideration to any Seller as royalties with respect to the Permanent Placement Business in an amount greater than or equal to $100,000 for each of the last two (2) most recent fiscal years (the “Material Franchisees”); (ii) each end-user customer who has paid aggregate consideration to any Seller for services rendered with respect to the Contract Staffing Support greater than or equal to $500,000 for each of the last two (2) most recent fiscal years (the “Material Staffing Customers” and, collectively with the Material Franchisees, the “Material Customers”); and (iii) the amount paid by each Material Customer during such periods. Except as set forth on Section 4.13 of the Disclosure Schedules, no Seller has received any notice, whether written or oral, and no Seller has reason to believe that any of the Material Customers has ceased, or intends to cease after Closing, to utilize the services of the Business or Franchisees or to otherwise terminate or materially reduce its relationship with Sellers, the Franchisees, or Buyer.

(b)    Section 4.13(b) of the Disclosure Schedules sets forth (i) each vendor to whom the Sellers (a) have a direct Contract with and, (b) in the aggregate, have paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Seller Vendors”); and (ii) the amount of purchases from each Material Seller Vendor during such periods. The Sellers have not received any notice, and have no reason to believe, that any of their Material Seller Vendors has ceased, or intends to cease, to supply goods or services to the Business Operations or to otherwise terminate or materially reduce its relationship with the Business before or following the Closing.

Section 4.14    Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of insurance maintained by Seller relating to the Business Operations, the Purchased Assets, or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business Operations, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since May 28, 2019. Except as set forth on Section 4.14 of the Disclosure Schedules, there are no claims related to the Business Operations, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; and (b) have not been subject to any lapse in coverage. Seller is not in default under, or have otherwise failed to comply with, in any material respect, any material provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15    Franchisee Vendor Discount Agreements.

(a)    Section 4.15(a) of the Disclosure Schedules sets forth each vendor of any Franchisee (the “Franchisee Vendors”), whereby the Franchisee Vendor, as a result of efforts of any Seller, has agreed to provide any discount, commission, rebate, bulk pricing, or similar arrangement to any Franchisee (each, a “Franchisee Vendor Discount Agreement”) along with (i) the name, address, and contact information of the Franchisee Vendor; and (ii) a description of the service provided along with defined discount and rebate terms.

(b)    No Seller has received notice, and no Seller has reason to believe that any of the Franchisee Vendors has ceased, or intends to cease, either before or after Closing, to remain party to the Franchisee Vendor Discount Agreements or to otherwise rescind, terminate, abandon, or not renew any Franchisee Vendor Discount Agreement.

Section 4.16    Advertising Fund. Sellers have kept all necessary and appropriate records for expenditures made on advertising and marketing charged against the Advertising Fund and have provided such records to Buyer. The management and administration of the Advertising Fund has been conducted in compliance with all relevant agreements and applicable Laws. There are no actual or, to Sellers’ Knowledge, threatened claims against any Seller regarding the management or administration of the Advertising Fund.

Section 4.17    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (a) relating to or affecting the Business Operations, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Except as set forth in Section 4.17(b) of the Disclosure Schedules, there are no outstanding or existing Governmental Orders and no unsatisfied judgments, penalties, or awards against, relating to, or affecting the Business Operations that would impact Buyer’s ability to sell franchises of the Business in any jurisdiction. Sellers have not received any orders, revocations, default notices, or requisitions of any type from, and there are no administrative actions or current proceedings with, any administrative or regulatory agency in any jurisdiction (whether or not related to franchise filing or registration).

Section 4.18    Compliance With Laws; Permits.

(a)    Other than Laws regulating the offering and sale of franchises and Anticorruption Laws, each Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business Operations as currently conducted or the ownership and use of the Purchased Assets.

(b)    Each Seller has complied and is now complying in all material respects with all Laws regulating the offering and sale of franchises including all Laws relating to filings, registrations, updates, revisions, and disclosure and relevant business relationship Laws in all jurisdictions in which any Seller offers, sells, or operates the Business Operations. In jurisdictions where a franchise disclosure document is required, such disclosure documents have been prepared, maintained, updated, and delivered to franchisees strictly in accordance with the franchise Laws of that jurisdiction. Sellers have provided Buyer with all franchise disclosure documents, filings, and registration documents related to franchise registration (the “FDD Documents”). The FDD Documents and all other advertising and marketing materials used by the franchisor in the past three (3) years do not contain any untrue statements or misrepresentations, and where earnings claims or financial performance representations have been included, they have been calculated on the basis of correct and accurate information. Other than earnings claims or financial performance representations included in franchise disclosure documents, the Sellers have not authorized any of their respective Representatives to provide any information or documentation that could be construed as an earnings claim or financial performance representation.

(c)    Each Seller has complied and is now complying in all respects with all Anticorruption Laws. No Seller has committed any act or made any payment in violation of, or that requires disclosure under, any Anticorruption Law.

(d)    Section 4.18(d) of the Disclosure Schedules contains a list of all jurisdictions (domestic and foreign) in which any Seller offers franchises for sale including the name of the jurisdiction and whether filings or registration are required before franchise sales may occur.

(e)    All Permits required for Sellers to conduct the Business Operations as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

(f)    This Section 4.18 does not apply to: (i) employee benefit matters, which are addressed in Section 4.19; (ii) environmental matters, which are addressed in Section 4.20; or (iii) tax matters, which are addressed in Section 4.22.

Section 4.19    Employee Benefit Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former Internal employee, officer, director, retiree, independent contractor or consultant of the Business Operations or any spouse or dependent of such individual, or under which Seller or any of their ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Sellers do not now and have not in the last three (3) years maintained, sponsored, contributed to, or been required to contribute to any benefit plan primarily for the benefit of employees outside of the United States.

(b)    With respect to each Benefit Plan, Seller has provided to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP.

(d)    Neither Sellers nor any of their respective ERISA Affiliates have (i) incurred or reasonably expect to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; and (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)    There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(g)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(h)    Each individual who is classified by the Sellers as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(i)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of a Seller to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 4.20    Environmental Matters.

(a)    The Sellers are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the Business Operations of the Seller.

(b)    Sellers have not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Seller, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)    The Sellers have not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any property owned or leased by Sellers at any point; or (ii) to the Knowledge of the Seller, exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)    Sellers have not received written notice of and there is no legal Action pending, or to the Sellers’ Knowledge, threatened against Seller, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Seller is not subject to any order, settlement agreement, or other written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)    Seller has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.21    Employment Matters.

(a)    Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are Internal Employees, independent contractors, or consultants of the Sellers (excluding People 2.0 Employees, consultants, and independent contractors of People 2.0 relating to the Contract Staffing Support) as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth on Section 4.21(a) of the Disclosure Schedules, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all Internal Employees, independent contractors, or consultants of the Sellers for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings, or commitments of the Company with respect to any compensation, commissions, bonuses, or fees. The Sellers are not liable to any current or former Internal Employee, independent contractor, or consultant of the Sellers for damages under any law or any agreement relating to such Person’s employment with the Sellers. Except as set forth in Section 4.21(a) of the Disclosure Schedules, the transactions contemplated in this Agreement and in the Ancillary Documents will not give rise to any bonus, commission, payment, relief from restrictive covenants, or any other similar benefit or compensation for any Internal Employee.

(b)    Sellers have no reason to believe that the Internal Employees listed on Section 3.02(b)(viii) of the Disclosure Schedules have any intention to terminate their employment with Sellers.

(c)    Sellers are now and have been, with respect to the Business Operations, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to Internal Employees, consultants and independent contractors of Sellers, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, and unemployment insurance. All individuals characterized and treated by Sellers with respect to the Business Operations, as consultants or independent contractors of the Business Operations are properly treated as independent contractors under all applicable Laws. All Internal Employees with respect to the Business Operations classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Sellers are in compliance with and have complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations for Internal Employees with respect to the Business Operations. Except as set forth in Section 4.21(c) of the Disclosure Schedules, there are no Actions against any Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, Internal Employee, consultant or independent contractor of the Business Operations, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)    To Sellers’ Knowledge, People 2.0 is now, and has been, in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to People 2.0 Employees.

Section 4.22    Taxes.

(a)    All Tax Returns with respect to the Business Operations required to be filed by any Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. All Taxes due and owing by any Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Sellers have withheld and paid, and to Sellers’ Knowledge People 2.0 has withheld and paid, each Tax required to have been withheld and paid in connection with amounts paid or owing to any Internal Employee, independent contractor of Seller, or of People 2.0 with respect to the Business Operations, creditor, customer, franchisee, shareholder, or other party related to the Business Operations, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made by any taxing authority in any jurisdiction where the Sellers do not file Tax Returns that a Seller is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(e)    All deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid.

(f)    Sellers are not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Sellers, threatened Actions against any Seller by any taxing authority.

(g)    Except for Permitted Encumbrances, other than as set forth on Section 4.22(g) of the Disclosure Schedules, there are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h)    No Seller has been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. No Seller has Liability for Taxes of any Person (other than that particular Seller) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract or otherwise. No Seller has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(i)    Other than as set forth in Section 4.22(i) of the Disclosure Schedules, Sellers are not now, and have never been, required to pay Taxes to any foreign Governmental Authority and are not, and have never been, subject to taxation in any foreign jurisdiction. No Seller has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 in the past three (3) years.

(j)    There are no outstanding unpaid sales, gross receipts, or similar Taxes related to the Business Operations or owed by any Seller.

Section 4.23    Brokers. Except as set forth in Section 4.23 of the Disclosure Schedules, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of any Seller.

Section 4.24    CARES Act Relief Funds.

The Sellers have made available to Buyer for review information regarding all CARES Act stimulus fund programs in which any Seller is participating or has participated including the amount of funds received by the Seller (the “Stimulus Funds”). The Sellers have maintained records associated with the Stimulus Funds in material compliance with all Laws and regulations related to the CARES Act and all conditions and related guidance available as of the date hereof. The Sellers have utilized all such Stimulus Funds in accordance with the applicable Laws and regulations. The Sellers received forgiveness for a portion of the Stimulus Funds and paid the unforgiven portion at Closing.

Section 4.25    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any of the Ancillary Documents, neither Sellers, their Representatives, nor any other Person has made or makes any other express or implied representation or warranty as to the Business, Business Operations, the Purchased Assets, or the Franchisees, or as to the future revenue, profitability, or success of the Business, Business Operations, the Purchased Assets, or the Franchisees, or as to any future legal or tax position of the Business, Business Operations, the Purchased Assets, or the Franchisees; and Buyer disclaims its reliance upon any such statements or information other than the representations and warranties expressly set forth in this Article IV or in any of the Ancillary Documents.

Section 4.26    Full Disclosure. To the Knowledge of Sellers, no representation or warranty by Sellers in this Agreement or the Ancillary Documents, and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02    Authority of Buyer. Buyer and Parent have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer or Parent is a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer and Parent of their obligations hereunder and thereunder and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it i“ accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby have been approved by Parent and, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or Parent; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Parent; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Parent is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price; consummate the transactions contemplated by this Agreement and adequately capitalize the post-Closing Business and associated operations.

Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer, Parent or any Affiliate of Buyer or Parent that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing or termination of this Agreement as set forth in Article IX hereof, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall (x) conduct the Business Operations in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business Operations, and to preserve the rights, goodwill, and relationships of its employees, franchisees, customers, lenders, suppliers, regulators, and others having relationships associated with the Business Operations. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)    preserve and maintain all Permits required for the conduct of the Business Operations as currently conducted or the ownership and use of the Purchased Assets;

(b)    pay the debts, Taxes, and other obligations of the Sellers when due;

(c)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    continue in full force and effect all Insurance Policies without material modification or procure replacement Insurance Policies with substantially similar terms, except as required by applicable Law;

(e)    defend and protect the properties and assets included in the Purchased Assets from infringement, unfair competition, or usurpation;

(f)    perform all of its obligations under all Assigned Contracts;

(g)    maintain the Books and Records in accordance with past practice;

(h)    comply in all material respects with all Laws applicable to the conduct of the Business Operations or the ownership and use of the Purchased Assets;

(i)    use reasonable best efforts to maintain all Contracts and arrangements with its franchisees; and

(j)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.07 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing or termination of this Agreement as set forth in Article IX hereof, Sellers shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all Books and Records, Contracts, and other documents and data related to the Business and Purchased Assets upon reasonable notice; (b) furnish in a reasonable time Buyer and its Representatives with such financial, operating and other data and information related to the Purchased Assets as Buyer or any of its Representatives may reasonably request; (c) provide Buyer with access upon reasonable notice to all Sellers’ personnel and systems to aid in the transition to Buyer’s franchised system, (d) provide Buyer with full access to Sellers’ IT systems, data, and vendors and will cooperate with Buyer to assist Buyer in assuming control of such systems and data as of the Closing; and (d) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business Operations and the Purchased Assets. Any requests, investigation, or activities taken by Buyer pursuant to this Section 6.02 shall be conducted with notice to Sellers and in such manner as not to interfere unreasonably with the conduct of the Business Operations or any other businesses of Sellers.

Section 6.03    No Solicitation of Other Bids.

(a)    From the date hereof until the Closing or termination of this Agreement as set forth in Article IX hereof, Sellers shall not directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)    In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.04    Notice of Certain Events.

(a)    From the date hereof until the Closing or the termination of this Agreement as set forth in Article IX hereof, Sellers shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business Operations, the Purchased Assets, or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver of any of Buyer’s rights under this Agreement or any Ancillary Documents.

Section 6.05    Employees and Employee Benefits.

(a)    Commencing on the Closing Date, Sellers shall terminate all employees of the Business set forth on Section 3.02(b)(viii) of the Disclosure Schedules, and Buyer or its Affiliate shall offer employment, on an “at will” basis, to all of the Internal Employees set forth on Section 3.02(b)(viii) of the Disclosure Schedules (such employees who accept Buyer’s offer, the “Transferred Employees”) under employment agreements and compensation packages substantially similar to or better than those in place between Sellers and employees prior to Closing, provided, however, that all such Transferred Employees shall be allowed to participate in Buyer’s employee benefit plans on terms substantially similar to those provided to Buyer’s (or its Affiliate’s) existing employees; provided, further, that, subject to Section 6.05(b)(ii) below, Buyer reserves the right to offer its stock as the bonus portion of any compensation package commencing in calendar year 2023 but not in lieu of the bonus portion of the compensation for calendar year 2022; and provided, further, that Sellers shall be responsible for payment of all bonuses for Transferred Employees related to their employment in 2022 that, subject to Section 6.05(b) below, accrued as of or are related to employment prior to the Effective Time, or resulting from the transactions contemplated herein. It is acknowledged that Buyer shall be responsible for that portion of all bonuses for Transferred Employees related to their employment in 2022 which, subject to Section 6.05(b) below, accrued after the Closing Date.

(b)    Transferred Employees Pre-Closing Bonuses:

(i)    It is acknowledged that Sellers pay Internal Employees who are eligible for an annual incentive and performance bonus in the second payroll paid in March of the following year; provided the Internal Employee met his or her performance goals and is employed by Sellers on the date the annual bonus is paid. Schedule IX sets forth a list of all incentive and performance bonuses potentially owed to Transferred Employees related to their employment with Sellers in 2022 along with estimated payroll and other tax amounts associated therewith, assuming the Transferred Employees meet the above stated conditions, as well as an estimate of the employer Tax amounts related to same (the “Transferred Employee Pre-Closing 2022 Bonuses”). Sellers acknowledge they shall be responsible for their pro-rata share of the Transferred Employee Pre-Closing 2022 Bonuses, which shall be offset via an equal reduction in the Base Purchase Price; provided, however, that in the event Closing occurs within two (2) weeks of December 31, 2022, Sellers shall be responsible for the entirety of the bonuses for Transferred Employees related to their employment for the 2022 year.

(ii)    When the Transferred Employee Pre-Closing 2022 Bonuses become due in March 2022, Buyer shall pay the Schedule IX amounts to the Transferred Employees, along with that portion of all bonuses for Transferred Employees related to their employment in 2022 after the Closing Date, in accordance with their regular payroll practices, in each case subject to each Transferred Employee’s continued employment with the Company at the time the Transferred Employee 2022 Bonuses are paid.

(iii)     In the event of Buyer does not pay a Transferred Employee their full respective amount of the Employee Pre-Closing 2022 Bonuses set forth on Schedule IX, whether because of termination of employment of any Transferred Employees prior to payment or another reason, Buyer shall reimburse Seller such amount within five (5) days of its payment of the Transferred Employee Pre-Closing Bonuses. In the event the amount of payroll and other taxes associated with the Schedule IX amounts is incorrect, Sellers or Buyer, as appropriate, shall make a true-up payment to the other party within five (5) days of the payment of the Transferred Employee Pre-Closing Bonuses.

(c)     Seller shall have full responsibility under the WARN Act or any other labor or employment Law relating to any obligation, act, or omission of Sellers prior to or on the Closing Date with respect to the employees including, without limitation, any Liabilities that result from the separation of employment from any Seller or employees not becoming employees of Buyer or its Affiliate.

(d)    Sellers shall be solely responsible for, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, including without limitation, temporary employees, officers, directors, independent contractors, or consultants of the Business Operations, including, without limitation, hourly pay, commission, bonus, “golden parachute,” salary, accrued vacation, paid time off, paid sick leave, fringe, pension or profit sharing benefits, or severance pay for any period relating to the service with Sellers at any time on or prior to the Effective Time, and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date. For the avoidance of doubt, neither Buyer nor any of its Affiliates shall be obligated to provide any severance, separation pay, final wage payments, or other payment or benefit to any employee of any Seller on account of the transactions contemplated herein and in the Ancillary Documents or any termination of such employee’s employment pursuant to this Section 6.05.

(e)    Sellers shall remain solely responsible for the satisfaction and shall pay all amounts when due for all claims for medical, dental, life insurance, health accident, workers’ compensation, disability, or any other benefits, including claims made with respect to any Benefit Plan, brought by or in respect of current or former employees, including without limitation temporary employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, which claims relate to events occurring on or prior to the Effective Time. To the extent permitted by Law and their respective insurers, Buyer or its Affiliate shall provide all Transferred Employees who participated in Benefits Plans with a Seller prior to Closing with immediate access to its Benefits Plans including health benefit plans by automatically enrolling such employees in the most similar plan with coverage to begin on or before January 1, 2023 or the first date of the month immediately following the Closing Date, whichever is later. Sellers shall be solely responsible for complying in all respects with COBRA as such requirements arise out of the actions set forth in Section 6.05(a) or events occurring prior to the Effective Time and shall send all notices required by and pay all amounts for such when due.

(f)    This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any employee of any Seller, employee of Buyer, or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06    Confidentiality. From and after the Closing, Sellers shall and shall use their reasonable best efforts to cause their respective Representatives to hold in confidence any and all information, whether written or oral, concerning the Business Operations or the Purchased Assets, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of the Sellers or their respective Representatives; or (b) is lawfully acquired by a Seller or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Seller or its Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07    Non-Competition; Non-Solicitation.

(a)    For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their respective Affiliates or the Sellers’ Representative to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, or consultant; or (iii) cause, induce or encourage any (a) franchisee to become a franchisee or enter into a similar legal commitment with a competitor of Buyer or its Affiliates, (b) any Material Staffing Customers to reduce the amount of business they are doing with any Franchisee or Buyer or its Affiliates, (c) supplier, or licensor of the Business or any other Person who has a material vendor relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may service any customer outside of the Territory and may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their respective Affiliates or Sellers’ Representative to, directly or indirectly, hire or solicit (i) any employee of the Business or (ii) any person who is offered employment by Buyer or is or was employed as a temporary or permanent employee of the Business during the Restricted Period, or encourage any such person to leave such employment or hire any such person who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their respective Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    Notwithstanding anything to the contrary provided in this Section 6.07, Affiliates of Sellers and Sellers’ Representative shall not be restricted from owning, working, or continuing to own, operate or work for any business which they owned, operated, or worked for on September 12, 2022.

(d)    Sellers acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction so as to effect the original intent of the parties as closely as possible. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08    Closing Conditions, Approvals, and Consents. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof. Promptly following the execution of this Agreement, the Parties shall make, or cause to be made, all filings required by applicable Law to be made by them and to obtain all approvals from third parties required to consummate the transactions contemplated herein.

Section 6.09    Public Announcements. Upon (i) execution of this Agreement and (ii) Closing, Buyer, in its sole discretion, may prepare a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (the “SEC”) describing this Agreement and the transactions contemplated herein and filing a copy of this Agreement. Buyer and Sellers’ Representative will cooperate to include an appropriate quote from Sellers in a press release accompanying each Form 8-K. Buyer and Sellers’ Representative shall cooperate as to the timing and contents of any such announcement and filing. Nothing in this Section 6.09 shall be construed to prevent Buyer from making all filings required by Law with the SEC.

Section 6.10    Receipts and Collections. From and after the Closing, if Sellers or any of their Representatives or Affiliates receive or collect any funds relating to any Purchased Asset or any services performed after the Effective Time, Sellers shall remit such funds to Buyer within three (3) Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliates receive or collect any funds relating to any Excluded Asset or any services performed prior to the Effective Time, Buyer shall remit any such funds to Sellers within three (3) Business Days after its receipt thereof. For a period of sixty (60) days following Closing, each Party shall be granted reasonable access to the appropriate books and records of the other Party to ensure compliance with this Section 6.10.

Section 6.11    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid equally (50/50) by the Parties. The Party required to file any Tax Return with respect to Transfer Taxes shall timely file such Tax Returns, with reimbursement for fifty percent (50%) of such Transfer Taxes to be received from the non-filing Party within thirty (30) days of the filing-Party’s filing/payment of same.

Section 6.12    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, prohibited, or impracticable, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.09, Section 4.22, and Section 4.23, (collectively, the “Seller Fundamental Representations”) the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in the Seller Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c)    no Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby;

(d)    from the date of this Agreement, there shall not have occurred any Material Adverse Effect;

(e)    Sellers and Members shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a);

(f)    all Encumbrances except Permitted Encumbrances relating to the Purchased Assets shall have been released in full and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances;

(g)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”);

(h)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(i)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder;

(j)    Each of Jeffrey Todd Simpson (at least for four (4) months), Nancy Halverson, and Timothy Ozier (at least for four (4) months) shall have entered into employment or consulting agreements with Buyer or its Affiliate;

(k)    Buyer shall have executed an agreement with People 2.0 to provide Buyer and the Franchisees services similar to those provided under the People 2.0 Agreement; and

(l)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, Section 5.03, Section 5.04, and Section 5.05 (collectively, the “Buyer Fundamental Representations” and collectively with the Seller Fundamental Representations, the “Fundamental Representations”), the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in the Buyer Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date;

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(c)    no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby;

(d)    Buyer shall have delivered to Sellers’ Representative duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b);

(e)    Buyer or its Affiliate shall offer employment, on an “at will” basis, to all the Transferred Employees in accordance with the provisions of Section 6.05;

(f)    Sellers’ Representative shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”);

(g)    Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(h)    Sellers’ Representative shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents, and the other documents to be delivered hereunder and thereunder; and

(i)    Buyer shall have delivered to Sellers’ Representative such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein, shall survive the Closing and shall remain in full force and effect for twelve (12) months; provided, however, the Fundamental Representations and all representations which constitute fraud shall survive Closing for the full period of all applicable statutes of limitations, and shall thereafter be of no further force and effect. The respective covenants and obligations of the parties made in this Agreement shall survive the Closing Date or the Drop-Dead Date (if such covenants expressly survive the Termination Date pursuant to Section 9.02 herein), as the case may be, in accordance with their respective terms, or if no term is specified, then until the date that is the second (2nd) anniversary of the Closing Date. Notwithstanding anything to the contrary in this Section 8.01, (i) any claims for indemnification pursuant to Section 8.02 or Section 8.03 asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period specified in this Section 8.01 shall not thereafter be barred and such claims shall survive until finally resolved and (ii) any claims not timely asserted prior to the expiration date of the applicable survival period shall, with respect to such claim, be irrevocably and unconditionally released and waived by such Party.

Section 8.02    Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by any Seller pursuant to this Agreement, the Ancillary Documents, or any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement;

(c)    any Excluded Asset or any Excluded Liability, subject to the Basket and Caps as set forth in Section 2.04 herein; or

(d)    any third party claim based upon, resulting from, or arising out of the Business Operations, properties, assets, or obligations of any Seller, or any of their respective Affiliates conducted, existing, or arising on or prior to the Effective Time including, without limitation, Liabilities for Taxes related to any Pre-Closing Tax Period, which shall be subject to the Basket and Caps, in the event it arises out of the inaccuracy in or breach of the representations or warranties of Sellers pursuant to Section 8.02(a) or an Excluded Asset or Excluded Liability and is subject to the Basket and Caps as set forth in Section 2.04.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each Seller and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any Ancillary Document, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents, or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)    any Purchased Asset or Assumed Liability to the extent such Losses arise out of conduct occurring after the Effective Time; or

(d)    the operations of the Business and Purchased Assets after the Effective Time.

(e)    the operation and/or servicing of the Purchased Assets and/or the Assumed Liabilities by Buyer or its Representatives as provided under Section 2.09(b) herein.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $25,000 (the “Basket”), in which event Sellers shall be required to pay or be liable only to the extent (and solely with respect to the amount that) such aggregate amount of all Losses exceed the Basket. Notwithstanding the foregoing, the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.02(a) shall not exceed $1,450,000 (the “General Cap”).

(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable only to the extent (and solely with respect to the amount that) such aggregate amount of all Losses exceed the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the General Cap.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) or Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations, which shall be subject to an increased cap of the Purchase Price (the “Fundamental Cap”). Losses based upon, arising out of, with respect to or by reason of fraud or willful misconduct shall not be subject to the limitations set forth in Section 8.04(a), Section 8.04(b) or this Section 8.04(c).

Section 8.05    Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier or customer of Seller, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that, such failure results in any material prejudice to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within the ten (10) Business Day period, any amount payable shall accrue interest thereon from and including first Business Day up to and including the date such payment has been made at a rate per annum of 6%. Any amount payable to a Buyer Indemnified Party pursuant to this Article VIII shall be satisfied: (i) from the Escrow Account; and (ii) to the extent the amount of any Loss exceeds the amount available in the Escrow Account, from Sellers, jointly and severally.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Exclusive Remedies. Subject to Section 6.07 and Section 10.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal, or intentional misconduct.

Section 8.09    Mitigation of Damages. Each of the parties hereto agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 8.10    Insurance Recoveries. An Indemnified Party shall make all reasonable efforts to seek available insurance coverage relating to Losses including Losses for Third Party Claims. If an Indemnified Party actually receives any insurance proceeds or third party recoveries or reimbursements following an indemnification payment by an Indemnifying Party pursuant to this Article VIII, and the proceeds relate to the same event or events for which such indemnification payment was made, provided the Indemnified Party has been paid in full for all Losses pursuant to the indemnification, the Indemnified Party shall return the indemnification payment to the indemnifying party up to the actual amount of insurance or other proceeds received in respect of such same event or events, net of any co-payment, deductible or retroactive premium adjustment resulting from such Losses.

Section 8.11    Limitation on Certain Damages. In no event shall any party be liable to the other for any punitive, exemplary, consequential, incidental, indirect, or special damages other than (a) indemnification for amounts paid or payable to any Governmental Authority or third parties in respect of any claim for which indemnification hereunder is otherwise required, and (b) for fraud or willful misconduct.

Section 8.12    [Intentionally Omitted].

Section 8.13    Release of Escrow Account. On the Interim Escrow Release Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to disburse to Sellers’ Representative (for further distribution to the Sellers in accordance with the provisions of Schedule I hereto) from the Escrow Account the Interim Escrow Release Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions designated in writing by the Sellers’ Representative. On the Final Escrow Release Date, Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to disburse to Sellers’ Representative (for further distribution to the Sellers in accordance with the provisions of Schedule I hereto) from the Escrow Account the Final Escrow Release Amount by wire transfer of immediately available funds in accordance with the wire transfer instructions designated by the Sellers’ Representative.

ARTICLE IX
TERMINATION

Section 9.01    Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers’ Representative and Buyer;

(b)    by Buyer by written notice to Sellers’ Representative if:

(i)    there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by a Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and such breach, inaccuracy, or failure is incapable of being cured by December 23, 2022 (the “Drop-Dead Date”) or, if capable of being so cured by the Drop Dead Date, has not been cured within thirty (30) days of Sellers’ Representative’s receipt of written notice of such breach, inaccuracy or failure from Buyer; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.03;

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)    an event has occurred which has given rise to a Material Adverse Effect.

(c)    by Sellers’ Representative by written notice to Buyer if:

(i)    there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 and such breach, inaccuracy or failure is incapable of being cured by the Drop-Dead Date or, if capable of being so cured by the Drop Dead Date, has not been cured within thirty (30) days of Buyer’s receipt of written notice of such breach, inaccuracy or failure from Sellers’ Representative; provided, that there is not then a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)    by Buyer or Sellers’ Representative in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal, impracticable, or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX, Article X, and Section 6.06;

(b)    nothing herein shall relieve any party hereto from liability for any intentional breach of any provision of this Agreement which results in a termination; and

(c)    nothing herein shall relieve any party of its obligations (and any other Person subject thereto) under the Confidentiality Agreement, all of which survive termination of this Agreement in accordance with the terms thereof.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers’ Representative:	Bert Miller 190 Congress Park Dr Suite 202, Delray Beach, FL 33445
with a copy to:	Becker LLC 354 Eisenhower Parkway, Suite 1500 Plaza Two Livingston, NJ 07039 Email: Mlborosko@becker.legal
If to Buyer:	HQ Snelling Corporation 111 Springhall Drive Goose Creek, SC 29445 E-mail: jdmcannar@hirequest.com Attention: Chief Legal Officer

Section 10.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.05    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Sellers may not assign their respective rights or obligations hereunder without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Buyer shall be entitled to assign its rights and obligations hereunder to any one or more Affiliates of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07    No Third-party Beneficiaries. Other than as set forth in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express, or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 10.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE CHANCERY COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY, DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(c).

Section 10.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by Sellers and Buyer in accordance with the specific terms hereof or were otherwise breached by Sellers or Buyer. It is accordingly agreed that Sellers and Buyer shall both be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or the Ancillary Documents or to enforce specifically the performance of the terms and provisions hereof in accordance with the provisions of Section 10.09, in addition to any other remedy to which it is entitled at law or in equity. Sellers and Buyer agree that they will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement or the Ancillary Documents on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy.

Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. The Parties agree that electronic signatures shall be enforceable.

Section 10.12    Sellers’ Representative.

(a)    Appointment; Acceptance. Each of the Sellers shall be deemed to have agreed to irrevocably constitute and appoint Sellers’ Representative, acting as hereinafter provided, as the Sellers’ Representative, and appoint the Sellers’ Representative as their exclusive attorney-in-fact and agent in their name, place, and stead in connection with the transactions and agreements contemplated by this Agreement and the Ancillary Documents and acknowledge that such appointment and the powers, immunities and rights to indemnification granted to the Sellers’ Representative hereunder are coupled with an interest and are intended to be durable and to survive the disability or mental incapacity of each Seller and survive the death, incompetence, bankruptcy, dissolution or liquidation of the respective Seller and shall be binding on any successor, assign, heir, or personal representative thereto. By executing and delivering this Agreement under the heading “Sellers’ Representative,” Sellers Representative hereby: (i) accepts his appointment and authorization to act as the Sellers’ Representative as attorney-in-fact and agent on behalf of the Sellers in accordance with the terms of this Agreement, and (b) agrees to perform the obligations required of the Sellers’ Representative under this Agreement and any other agreements, documents, certificates, and instruments delivered to the Buyer in connection with the transactions contemplated by this Agreement.

(b)    Authority. Each Seller fully and completely, without restriction: authorizes the Sellers’ Representative (i) to prepare, finalize, approve, and authorize all exhibits, schedules and other attachments to this Agreement and all other agreements and other documents to be delivered by the Sellers or the Sellers’ Representative pursuant to this Agreement (the “Seller Delivered Agreements”) and such approval and authorization may be conclusively evidenced, and relied on by Buyer, by the execution or delivery thereof by the Sellers’ Representative, (ii) to execute and deliver, and to accept delivery of, on their behalf, notices under the Seller Delivered Agreements and such amendments as may be deemed by the Sellers’ Representative in its sole discretion to be appropriate under the Seller Delivered Agreements, (iii) to act for the Sellers with respect to all post-Closing matters, including without limitation, all indemnity claims pursuant to Article VIII, (iv) to act for the Sellers pursuant to Article II and Article III of this Agreement, (v) to employ and obtain the advice of legal counsel, accountants and other professional advisors as Sellers’ Representative on behalf of the Sellers, in Sellers’ Representative’s sole discretion, deems necessary or advisable in the performance of its duties as Sellers’ Representative and to rely on their advice and counsel, (vi) to terminate, amend, or waive any provision of this Agreement, and (vii) to do or refrain from doing any further act or deed on behalf of the Sellers which Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

(c)    All out-of-pocket fees and expenses (including legal, accounting, and other advisors’ fees and expenses, if applicable) reasonably incurred by the Sellers’ Representative in performing any actions under this Agreement or the Ancillary Documents will be paid out of the Sellers’ Representative Fund from time to time, as and when such fees and expenses are incurred. In the event that the amount of the Sellers’ Representative Fund is insufficient to satisfy all expense reimbursement and indemnification payments to which the Sellers’ Representative is entitled pursuant to this Section 10.12 upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such expense reimbursement or indemnification amount, as the case may be, each Seller will promptly deliver to the Sellers’ Representative full payment of such Seller’s Pro Rata Share of the amount of such deficiency. The Sellers’ Representative may establish such terms and procedures for administering, investing, and disbursing any amounts from the Sellers’ Representative Fund as it may determine in its reasonable judgment to be necessary, advisable, or desirable to give effect to the provisions of this Agreement. If any balance of the Sellers’ Representative Fund remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, as reasonably determined by the Sellers’ Representative, then the Sellers’ Representative will distribute to each Seller, by wire transfer of immediately available funds to an account designated by each Seller, such Seller’s portion of such remaining balance of the Sellers’ Representative Fund (determined in accordance with the provisions set forth on Schedule I hereto).

(d)    Notwithstanding the obligations of the Sellers’ Representative set forth in this Section 10.12, the Sellers’ Representative shall not be responsible to any Seller for any Losses which such Seller may suffer by the performance of the Sellers’ Representative’s duties under this Agreement, the Ancillary Documents or the Seller Delivered Agreements (other than Losses arising from willful breach in the performance of such duties under this Agreement, the Ancillary Documents or the Seller Delivered Agreements). The Sellers’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Ancillary Documents or the Seller Delivered Agreements, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement, the Ancillary Documents or the Seller Delivered Agreements or shall otherwise exist against the Sellers’ Representative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: MRI Network Holdings, LLC

By__/s/ Bert Miller__________

Name: Bert Miller

Title: CEO

Management Recruiters International, Inc.

By__/s/ Bert Miller__________

Name: Bert Miller

Title: CEO

MRI International, LLC

By__/s/ Bert Miller__________

Name: Bert Miller

Title: CEO

MRI Contract Staffing, LLC

By__/s/ Bert Miller__________

Name: Bert Miller

Title: CEO

SELLERS’ REPRESENTATIVE Bert Miller __/s/ Bert Miller__________ BUYER: HQ Snelling Corporation
By_/s/ John D. McAnnar____ Name: John D. McAnnar Title: Chief Legal Officer